Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-139704 on Form S-11 of our report dated March 20, 2007 (June 11, 2007 as to paragraph 1 of Note 1), relating to the consolidated balance sheet of Cornerstone Growth and Income REIT, Inc. (formerly known as Cornerstone Institutional Growth REIT, Inc.) and subsidiary as of December 31, 2006, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

June 15, 2007